AMENDMENT NO. 3
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Tax-Exempt Funds, a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, AIM Tax-Exempt Funds is now called AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds); and
     WHEREAS, the following Portfolios have been renamed:

CURRENT NAME	NEW NAME
AIM High Income Municipal Fund	Invesco High Income Municipal Fund
AIM Tax-Exempt Cash Fund	Invesco Tax-Exempt Cash Fund
AIM Tax-Free Intermediate Fund	Invesco Tax-Free Intermediate Fund;
     NOW, THEREFORE, the parties agree that;
1.	All references to AIM Tax-Exempt Funds in the Agreement are deleted and replaced with AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds).

2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT OF
AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Portfolios	Effective Date of Agreement
Invesco High Income Municipal Fund	July 1, 2006

Invesco Tax-Exempt Cash Fund	July 1, 2006

Invesco Tax-Free Intermediate Fund	July 1, 2006

Invesco Municipal Fund	February 12, 2010

Invesco Tax-Exempt Securities Fund	February 12, 2010

Invesco Van Kampen California Insured Tax Free Fund	February 12, 2010

Invesco Van Kampen High Yield Municipal Fund	February 12, 2010

Invesco Van Kampen Insured Tax Free Income Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Van Kampen Intermediate Term Municipal Income Fund	February 12, 2010

Invesco Van Kampen Municipal Income Fund	February 12, 2010

Invesco Van Kampen New York Tax Free Income Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: April 30, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Attest:	/s/ Stephen R. Rimes Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr Senior Vice President

(SEAL)

2